Contact:	Pin Pin Chau, Chief Executive Officer
Thomas Flournoy, Chief Financial Officer
(770)-454-0400

Summit Bank Corporation Announces the Signing of Definitive Agreement to Acquire Concord Bank, N.A., of Houston, Texas

Atlanta, GA - December 12, 2005

Summit Bank Corporation (Nasdaq: SBGA), parent company of The Summit National Bank, announced today that it has signed a definitive agreement to acquire Concord Bank, N.A., headquartered in Houston, Texas. Concord Bank, N.A., which had total assets of approximately $112 million as of September 30, 2005, is a national chartered commercial bank that focuses on small and medium-sized commercial and retail customers in Houston’s Asian community.

Under the terms of the agreement, which have been unanimously approved by the boards of directors of each company, the Concord shareholders will receive approximately $23.7 million in cash, subject to adjustment. Based on Concord’s results for the twelve months ended September 30, 2005, the transaction is valued at approximately 200% of book value and 25.8 times Concord’s trailing core earnings.

Following the completion of the acquisition, Concord Bank will operate as a division of The Summit National Bank under Concord’s existing brand name. The transaction is anticipated to be completed in the first quarter of 2006, subject to customary closing conditions, including regulatory approval, approval by the shareholders of Concord Bank, N.A. and other conditions set forth in the definitive agreement. Summit expects that the transaction will be accretive to its 2006 and 2007 estimated earnings per share. Sandler O’Neill & Partners, L.P. acted as financial advisor to Summit in connection with this transaction.

"Summit has been preparing for our next phase of expansion for some time, and the proposed acquisition of Concord represents an important and logical step in the implementation of our strategic plan," said Pin Pin Chau, Summit’s Chief Executive Officer. “According to U.S. Census 2003 statistics, the Asian community is approximately 5.3% of Houston’s population and minority owned business represents an estimated 32.3% of all the city’s business establishments. Given these characteristics, coupled with very attractive demographic trends, Houston represents an extremely compelling and logical market for Summit to expand its highly focused bank model. Concord is a very well managed company with strong financial performance and sound asset quality. As of September 30, 2005, Concord reported a return on assets of approximately 1.08% and no nonperforming assets.”

"The Board of Directors of Concord is very pleased to unanimously approve the definitive agreement to become a division of The Summit National Bank,” said Ning Weng, Chairman and Chief Executive Officer of Concord. "This transaction will enable Concord to offer its customers an expanded range of products and services. We truly believe that this merger will best serve the interests of our shareholders, customers and employees. Based upon our experience with members of Summit’s Board of Directors and management team, we believe that the two organizations share a similar corporate culture and a commitment to provide high quality banking products. We fully expect that the integration of Concord into a much bigger and stronger Summit family will prove to be a seamless transaction”.

Mr. Ning Weng and other senior management officers of Concord have agreed to remain with the bank following the acquisition. Ms. Chau further commented “we believe that their experience in the Houston market combined with our expertise in international trade financing and Small Business Administration lending can be utilized to significantly benefit the combined organization as well as the two banks’ respective customers.”

Summit Bank Corporation, which is headquarted in Atlanta, Georgia, currently operates six banking offices throughout the greater metro-Atlanta market; two banking offices in northern California; and a Representative Office in Shanghai, China. As of September 30, 2005, Summit reported approximately $543 million in total assets and provides a full range of commercial banking services through its wholly owned subsidiary, The Summit National Bank. Summit specializes in commercial banking services for small to mid-size businesses, as well as international trade finance for businesses of all sizes. Summit is the leading commercial bank in numerous ethnic communities within the Atlanta market, serving Asian Indian, Chinese, German, Korean, Latin American and Vietnamese markets, among others. Summit serves a similar customer base in northern California and assists domestic customers in international trade with China through its Representative Office in Shanghai. Summit Bank Corporation lists its common stock on The Nasdaq Stock Market under the trading symbol ”SBGA.” For more information on Summit, visit www.summitbk.com.

FORWARD-LOOKING STATEMENTS AND ASSOCIATED RISK FACTORS

This release contains forward-looking statements including statements relating to present or future trends or factors generally affecting the banking industry and specifically affecting Summit’s operations, markets and products. Without limiting the foregoing, the words "believes," "anticipates," "intends," "expects," or similar expressions are intended to identify forward-looking statements. These forward-looking statements involve risks and uncertainties. Actual results could differ materially from those projected for many reasons, including, without limitation, changing events and trends that have influenced Summit’s assumptions, but that are beyond Summit's control. These trends and events include (i) changes in the interest rate environment which may reduce margins, (ii) not achieving expected growth, (iii) less favorable than anticipated changes in the international, national and local business environments and securities markets, (iv) adverse changes in the regulatory requirements affecting Summit, (v) greater competitive pressures among financial institutions in Summit's markets and (vi) greater loan losses than historic levels. Additional information and other factors that could affect future financial results are included in Summit’s filings with the Securities and Exchange Commission.

The following factors, among others, could cause the actual results of the acquisition to differ materially from the expectations stated in this release: the ability of the companies to obtain the required shareholder or regulatory approvals for the acquisition; the ability of the companies to consummate the acquisition; the ability to successfully integrate the companies following the acquisition; a materially adverse change in the financial condition or results of operations of either company; the ability to fully realize the expected revenues or the ability to realize them on a timely basis; a change in general business and economic conditions; changes in the interest rate environment, deposit flows, loan demand, real estate values, and competition; changes in accounting principles, policies or guidelines; changes in legislation and regulation; and other economic, competitive, governmental, regulatory, geopolitical, and technological factors affecting the companies' operations, pricing, and services.

All written or oral forward-looking statements are expressly qualified in their entirety by these cautionary statements. Please also read the additional risks and factors described from time to time in reports and registration statements filed with the Securities and Exchange Commission. Summit Bank Corporation undertakes no obligation to update these forward-looking statements to reflect events or circumstances that occur after the date on which such statements were made.